Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the reference to our firm in this Amendment No. 1 to the Registration Statement on Form S-3 (including the related prospectus) of Pacific Coast Oil Trust, to our estimates of reserves and future net revenue and our report on reserves as of December 31, 2012, for Pacific Coast Oil Trust.

We also consent to the references to our firm in the prospectus included in such Registration Statement, including under the heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr. P.E.
Senior Vice President

Houston, Texas

September 4, 2013